Exhibit 99.1

FOR RELEASE August 29, 2006	FOR MORE INFORMATION CONTACT Scott Schroeder (281) 589-4993

CABOT OIL & GAS ANNOUNCES

SALE OF OFFSHORE AND SOUTH LOUISIANA PORTFOLIO

HOUSTON, August 29, 2006 - Cabot Oil & Gas Corporation (NYSE: COG) today announced a definitive agreement to sell its offshore portfolio and its south Louisiana properties, which include the once prolific Etouffee field. Citing its growing emphasis on its resource-focused portfolio, Dan O. Dinges, Chairman, President and CEO commented, “In a market where there is a significant disconnect between asset sales values and implied stock prices, we took advantage of an opportunity to accelerate our realizations on these assets and further solidify our long-term objectives.”

In this transaction Cabot will sell the properties to Phoenix Exploration Company LP for total cash consideration of $340 million. The sale is expected to close September 29, 2006 subject to due diligence and other customary closing conditions. With the total proceeds, Cabot intends to repurchase shares of common stock, fund its operations, repay a portion of its outstanding debt and pay the resulting tax bill.

At year-end 2005, the assets to be sold totaled 73 Bcfe in Cabot’s proved reserve report. “Between the 2005 year-end and the August 1, 2006 effective date, Cabot identified 30 Bcfe of new proved undeveloped reserves, had 6 Bcfe of positive reserve revisions and produced 11 Bcfe making the reserves at the effective date 98 Bcfe. Due to our decision to sell these assets and our history of reconciling proved undeveloped reserves only at year-end, the reserves to be sold aggregate 68 Bcfe on Cabot’s books at the effective date,” stated Dinges.

“For the last year, as we have spoken about our move toward a more predictable portfolio of opportunities, we have been asked repeatedly about selling these reserves,” said Dinges. “We received significantly more value for these reserves than their current valuation within our Company as indicated by our current stock price.”

Impact

The assets averaged 49.4 Mmcfe per day of production for the first seven months of this year. Subsequent to the sale, Cabot’s total proved reserve portfolio and its production profile will be approximately 96 percent natural gas.

“With this sale, the Company still expects to show year-over-year production growth in absolute terms,” stated Dinges. “On a pro forma basis, removing the sold production from this year and all of last year, the growth rate for production will be double digits for 2006. New guidance has been posted for the Gulf Coast on our website for 2006, with guidance for 2007 to be provided at the third quarter teleconference,” added Dinges.

The Company was assisted in this transaction by Goldman, Sachs & Co. and Fulbright & Jaworski, L.L.P.

The Company will host a conference call to further discuss the details of this decision. Listen in live on Tuesday, August 29, 2006, at 9:30 am EDT (8:30 am CDT) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), pass code 5384161. A replay will be available through Thursday, August 31. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

* * *

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with substantial interests onshore Gulf Coast; the West, with the Rocky Mountains and Mid-Continent; the East and in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

Forward-Looking Statements

The statements regarding future production, financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.